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                                                                    EXHIBIT 99.1

                            [PULTE HOMES LETTERHEAD]


FOR IMMEDIATE RELEASE

         PULTE HOMES NAMES BERNARD W. REZNICEK TO ITS BOARD OF DIRECTORS

         BLOOMFIELD HILLS, MICH., MAY 16, 2002 -- Pulte Homes (NYSE: PHM) announced today that Bernard W. Reznicek, National Director, Special Markets for Central States Indemnity Co. of Omaha, a Berkshire Hathaway Insurance Group, has joined the Company's Board of Directors.

         Reznicek, 65, has spent most of his career in the utilities and insurance industries. Prior to his current position, Mr. Reznicek was Dean of the College of Business Administration at Creighton University. He also served as Chairman, President and Chief Executive Officer for Boston Edison Company and President and Chief Executive Officer for Omaha Public Power District.

         A resident of Omaha, Nebraska, Reznicek graduated with a master's degree in business administration from the University of Nebraska and received his bachelor's degree from Creighton University. Mr. Reznicek also serves on the Board of Directors for two publicly held companies, CSG Systems International, Inc. and State Street Corporation, and is involved with the Omaha Community Playhouse and the Boy Scouts of America, Mid-America Council.

         "We are delighted to have Bernie Reznicek join the Pulte Homes' board," said William J. Pulte, Chairman of the Board. "With his vast experience as a board member for several publicly held companies, as well as his vision and strong strategic skills, Bernie will be a valued addition to the Board. I look forward to working with Bernie on our Board as the Company moves forward with its strategic growth plans."

         The addition of Mr. Reznicek brings the total number of Pulte Homes' Directors to 12, of which 10 are non-employees of the Company.


ABOUT PULTE HOMES
Pulte Homes, Inc., (www.pulte.com) based in Bloomfield Hills, Michigan, has operations in 43 markets across the United States, Argentina, Puerto Rico and Mexico, where it is the fifth-largest builder. Through its Del Webb (www.delwebb.com) operations, the Company is also the nation's leading builder of active adult communities for people age 55 and older. Over its history, the Company has constructed more than 300,000 homes and has been named 2002 Builder of the Year. Pulte Mortgage Corporation is a nationwide lender committed to meeting the financing needs of Pulte Homes' customers by offering a wide variety of loan products and superior customer service.
/Web site:  http://www.pulte.com/


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                                          33 Bloomfield Hills Parkway, Suite 200
                                                Bloomfield Hills, Michigan 48304
                                                                  (248) 647-2750